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                                                                   EXHIBIT 10.63

                            MARKETING AGENT AGREEMENT

THIS AGREEMENT is entered into as of this 1st day of June, 2001 by and between K-12 MICROMEDIA PUBLISHING, INC., a ______________________ corporation, and HEARTSOFT, INC., a Delaware corporation as follows:

WHEREAS, Heartsoft, Inc.(Heartsoft) wishes to appoint K-12 MicroMedia, Publishing, Inc. (K-12 MicroMedia) an educational reseller based in Mahwah, New Jersey, to serve as a marketing agent to New York City Board of Education (NYC BOE) for Heartsoft products covered under the New York City Board of Education contract OMA number 1Z729, item class number 6, effective March 20, 2001 through July 31, 2003, the following terms and conditions have been mutually agreed upon:

1. K-12 MicroMedia will provide the following marketing services to New York City Board of Education schools:

         A. Distribute Heartsoft NYC BOE Price Lists and product information to school and district contacts on a regular basis, but no less than twice per school year.
         B. Feature Heartsoft products, promotions and pricing in a predominate place in K-12 MicroMedia newsletter and catalogs distributed to NYC BOE schools.
         C. Feature and demonstrate Heartsoft products in a predominate location within the K-12 MicroMedia booth at regional technology conferences held by the NYC BOE, at no less than four conferences per school year.
         D. Conduct product demonstration to district and school personnel for qualified purchase opportunities.
         E. Provide a link from the K-12 MicroMedia website to Heartsoft website, including a link to promote Internet Safari demonstration version download.
         F. Other marketing activities as necessary to adequately represent Heartsoft products and mutually agreed upon by both parties.
         G. Submit an outline of planned marketing activities for the year at the beginning of each contract year. This report shall be received by the 30th of the first full month of the contract for each year of the contract.
         H. Provide a quarterly report of marketing actitivies conducted by K-12 MicroMedia in support of the NYC BOE/Heartsoft contract. This report shall be received by the 20th of the month following the end of the quarter. For example, for the quarter ending June 30, 2001, the report will be received by July 20, 2001.

2. Heartsoft, Inc will provide the following compensation and services to K-12 MicroMedia in support of their marketing activities to NYC BOE:

         A.       Pay K-12 MicroMedia a marketing commission of   % of sales
                  based on cash collections to Heartsoft from NYC BOE. This commission shall be paid quarterly on the 30th of the month following the end of the quarter. For example, commissions for the quarter ending June 30, 2001 will be paid on

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                  July 30, 2001. Any outstanding balance (i.e. sales where cash has not been collected during the month) for products will be deducted from amount due to K-12 MicroMedia prior to payment of marketing commissions.
         B. Provide K-12 MicroMedia with monthly reports for sales to the NYC BOE and K-12 Micromedia. These reports will be provided by the 20th of the month following the sales month. For example, the monthly report for April 2001 will be provided by May 20, 2001.
         C. Provide product literature and demo CDs as needed to support marketing efforts in NYC BOE schools.
         D. Provide training for the staff of K-12 MicroMedia on Heartsoft product line and selling strategies.
         E. Provide personnel, as available, to support K-12 MicroMedia staff in demonstrating Heartsoft products at technology conferences.
         F. Develop joint sales and marketing efforts to close large sales opportunities, this may include activities such as joint sales calls and inside sales call campaigns.
         G. Provide a co-branded Internet Safari demonstration version download web page and share all leads obtained from the co-branded web page during the term of the contract.
         H. Provide creative design service and/or electronic files of Heartsoft products, logos, etc. as needed and mutually agreed upon for the creation of marketing materials in support of this contract.

3. K-12 MicroMedia, as an extension of this contract, may on occasion accept purchase orders directly from NYC BOE at the contract price and these sales will be included in the calculation of both marketing commissions and performance incentives, provided these purchase orders meet the following criteria:

         A.       Contain orders for products from multiple publishers;
         B. Contain orders for only Heartsoft products at a limited time special promotion pricing not covered by the NYC BOE contract or for Heartsoft products not on covered by the NYC BOE contract.
         C. Other mutually agreed upon conditions that are beneficial to NYC BOE, K-12 MicroMedia and Heartsoft.

                  For these orders, K-12 MicroMedia will order the product at their standard reseller discount. Heartsoft will drop ship the product directly to the customer or to K-12 MicroMedia as stated on the K-12 MicroMedia purchase order to Heartsoft. K-12 MicroMedia will be responsible for payment of these purchase orders under their normal reseller terms and conditions.

4. TERM OF CONTRACT: The agreement shall be valid until July 31, 2002. This agreement shall be eligible for automatic extension in 12 month periods provided K-12 MicroMedia provides proof of meeting the marketing criteria stipulated above through submission of monthly marketing reports and sales of Heartsoft products to NYC BOE meets or exceeds the following sales objectives: First contract period -

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         $   in sales. Each additional contract period the sales objective
         shall be to meet or exceed   % of the previous 12 month period. Should
         the above stipulated criteria for automatic extension not be met, this contract may be extended for a period of 12 months upon mutual agreement of both parties.

5. REPRESENTATIONS: Should K-12 MicroMedia Publishing fail to meet the marketing terms as specified in this Agreement, Heartsoft shall provide notification in writing of the specific contract points in question and K-12 MicroMedia shall have 60 days to come into full contract compliance. In the event that K-12 MicroMedia does not meet the 60 day deadline, Heartsoft may terminate the Agreement by providing notification of contract dissolution in writing, delivered to K-12 MicroMedia via certified mail or other trackable delivery service.

6. ENTIRE AGREEMENT: This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, understanding or agreement that are not fully expressed in this Agreement. The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Oklahoma. In the event that any portion of this agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect. Recipient may not sell, transfer, assign, sublicense or subcontract any right or obligation hereunder without the prior written consent of Heartsoft, Inc.

7. ARBITRATION: Any controversy or claim arising out of or relation to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The prevailing Party in such arbitration shall be entitled to recover reasonable attorneys' feed and arbitration costs, unless otherwise decided by the arbitrators.


IN WITNESS HEREOF, the parties hereto have executed the Agreement as of the 1st day of June, 2001.

K-12 MicroMedia Publishing, Inc.            Heartsoft, Inc.

By:  /s/ A. G. Schweikez                    By: /s/ Juanita L. Seng

Name: Anthony G. Schweikez                  Name: Juanita L. Seng

Title: President                            Title:  Vice President, Sales